EXHIBIT 10.6

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Proprietary Information

Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402

May 15, 2012

Mr. Robert Van Namen
Senior Vice President - Uranium Enrichment
United States Enrichment Corporation
c/o USEC, Inc.
6903 Rockledge Drive
Bethesda, Maryland 20817

Dear Mr. Van Namen:

By execution of this letter (“Confirmation”), United States Enrichment Corporation (“USEC”) and Tennessee Valley Authority (“TVA” and collectively with USEC, the “Parties”) hereby agree upon arrangements, as more fully described below and in support of USEC’s performance of a contract to enrich uranium for Energy Northwest for the benefit of the Bonneville Power Administration and TVA, pursuant to which TVA shall sell to USEC and USEC shall buy from TVA, Additional Energy, pursuant to subsection 2.2(e) of the Power Contract numbered TV-05356W and dated July 11, 2000, as amended (“Power Contract”), which shall, for Force Majeure and buyback purposes be treated as Baseline Energy, and a portion of which shall, for suspension purposes, be treated as Firm Baseline Energy as more fully described below.  Capitalized terms not otherwise defined herein shall have the same meaning as in the Power Contract.

It is understood and agreed that:

1.
TVA shall provide all of USEC’s power requirements for the tails enrichment program, except during any period of curtailment, suspension or interruption by TVA of the Additional Energy made available under this Confirmation.  During any such period of curtailment, suspension or interruption by TVA, USEC may purchase replacement power from a third party to replace the Additional Energy curtailed, suspended or interrupted by TVA.  For avoidance of doubt, it is expressly recognized by the Parties that USEC may not purchase replacement power from a third party to replace any reduction in the availability of Additional Energy provided for under section 6 below.

Beginning with Hour Ending (“HE”) 0100 June 1, 2012, and continuing through HE 2400 May 31, 2013 (“Supply Period”), TVA shall make available, and USEC shall take, Additional Energy, as follows:

(a)  During the period of HE 0100 June 1, 2012, through HE 2400 June 30, 2012:  900 MWh of Additional Energy each hour for a total of 648,000 MWh, with the first 300 MWh each hour priced at *****/MWh, plus applicable Fuel Cost Adjustment (“FCA”), and the remaining 600 MWh each hour priced at *****/MWh;

(b)  During the period of HE 0100 July 1, 2012, through HE 2400 July 31, 2012:  900 MWh of Additional Energy each hour for a total of 669,600 MWh, with the first 300 MWh each hour priced at *****/MWh, plus FCA, and the remaining 600 MWh each hour priced at *****/MWh;

(c)  During the period of HE 0100 August 1, 2012, through HE 2400 August 31, 2012:  900 MWh of Additional Energy each hour for a total of 669,600 MWh, with the first 300 MWh each hour priced at *****/MWh, plus FCA, and the remaining 600 MWh each hour priced at *****/MWh;

(d)  During the period of HE 0100 September 1, 2012, through HE 2400 September 30, 2012:  1,250 MWh of Additional Energy each hour for a total of 900,000 MWh, with the first 550 MWh each hour priced at *****/MWh, plus FCA, and the remaining 700 MWh each hour priced at *****/MWh;

(e)  During the period of HE 0100 October 1, 2012, through HE 2400 April 30, 2013:  1,480 MWh of Additional Energy each hour for a total of 7,530,240 MWh of Additional Energy, with the first 740 MWh each hour priced at *****/MWh, plus FCA, and the remaining 740 MWh each hour priced at *****/MWh; and

(f)  During the period of HE 0100 May 1, 2013, through HE 2400 May 31, 2013:  1,100 MWh of Additional Energy each hour for a total of 818,400 MWh, with the first 750 MWh each hour priced at *****/MWh, plus FCA, and the remaining 350 MWh each hour priced at *****/MWh.

If during or following an interruption or curtailment of the availability of power under section 5.1 of the Power Contract or if power amounts are adjusted in accordance with section 6 below, the total amount of power made available in any hour in (d) – (f) above, as supplemented by section 4 below (if applicable), is reduced, the amount of power in excess of 300 MWh for that hour priced at *****/MWh, plus FCA, and the amount priced at *****/MWh, with no FCA, and the amount priced at *****, with no FCA, shall be adjusted to maintain the ratio between the amount of interruptible power at each price and the total amount of power in excess of 300 MWh made available in that hour. For example, assuming the amounts have not been supplemented by section 4, if following an interruption in the availability of power, the total amount of power to be taken each hour under (f) were reduced from 1,100 MWh to 1,050 MWh, then the portion of the power to be taken each hour priced at *****/MWh, plus FCA, above 300 MWh shall be reduced from 450 MWh to 422 MWh, and the power to be taken each hour priced at *****/MWh would be reduced from 350 MWh to 328 MWh.

2.
During the Supply Period, the total amounts of power available to USEC under the Power Contract will be increased from zero by the amounts in section 1 above as supplemented by section 4, modified by section 6 below, or modified by any other transactions pursuant to subsection 2.2(e) of the Power Contract (if applicable), and, USEC shall take such amounts; provided, however, that it is expressly agreed that (i) all amounts taken by USEC up to and including 300 MW during any hour during any of the periods in (a) – (f) of section 1 above, shall, for suspension purposes, be treated as Firm Baseline Energy; and (ii) all amounts above 300 MWh per hour during any of the periods in (a) – (f) of section 1 above shall be subject to suspension as Interruptible Baseline Energy in accordance with Attachment 2 to the Power Contract, as amended by TV-05356W, Supp. No. 8.

3.
For billing purposes, USEC's minimum energy takings under the Power Contract during the Supply Period shall be increased by the Additional Energy amounts made available to USEC pursuant to section 1 above and, if applicable, section 4 below (as modified by section 6 below if applicable), and the Additional Energy prices specified in section 1 above and, if applicable, section 4 below (as modified by section 6 below if applicable), shall be applied to such Additional Energy amounts for the Supply Period and shall be reflected in the Power Bill.  It is recognized that as of the date of execution of this Confirmation, all power to be made available to USEC under the Power Contract after June 1, 2012, is provided for in this Confirmation.

4.
USEC may elect to take up to an additional 125 MWh per hour of Additional Energy at *****/MWh during the period HE 0100 October 1, 2012, through HE 2400 May 31, 2013.  For billing purposes, this amount would be treated as the last power made available and taken each hour during those periods. USEC must provide notice to TVA by September 1, 2012, of the amount, if any, requested for that period.  It is expressly recognized that in the event that USEC elects to take Additional Energy under this section, USEC shall designate a single amount of power that TVA will make available in accordance with this section, and that same amount of power shall be made available as Additional Energy during each hour of each month between October 2012 and May 2013.

5.
It is recognized by the Parties that under sections 6 and 7 of the letter agreement, dated April 25, 2011, between the Parties (“April 2011 Confirmation”), as modified by section 4 of the letter agreement, dated September 14, 2011, between the Parties (“September 2011 Confirmation”), as further modified by section 4 of the letter agreement, dated February 15, 2012, between the Parties (“February 2012 Confirmation”), as further modified by section 4 of the letter agreement, dated March 9, 2012, between the Parties (“March 9, 2012 Confirmation”), and as further modified by the Additional Energy amounts taken by USEC under section 1 of the letter agreement, dated March 21, 2012, between the Parties (“March 21, 2012 Confirmation”), USEC is obligated to buy, pursuant to section 2 of the March 21, 2012 Confirmation, 164,081 MWh of Additional Energy from TVA from HE 0100 June 1, 2012 through HE 2400 September 30, 2012.  The Parties hereby agree that the first 164,081 MWh of power purchased by USEC under section 1 above shall be deemed to be the purchase of the power covered by section 2 of the March 21, 2012 Confirmation and that following the completion of the purchase of such 164,081 MWh of Additional Energy, USEC’s continuing obligation to purchase Additional Energy from TVA under the April 2011, September 2011, February 2012, and March 9 and 21, 2012 Confirmations shall be fulfilled.  Further, it is expressly recognized that the March 21, 2012 Confirmation shall terminate effective June 1, 2012.

6.
It is expressly recognized that Energy Northwest (“EN”) may (i) terminate the Agreement between EN and USEC (USEC Contract No. [EC-SC01-12UE03133]) (the “Agreement”) or (ii) fail to supply USEC with sufficient conforming depleted uranium (“DU”) for enrichment during the Supply Period, or to pay USEC for the enrichment of DU during the Supply Period and that such termination or failure to deliver or pay may lead USEC to cease enrichment of uranium at the Paducah Facility.  Upon notification by USEC of a (i) termination of the Agreement by EN or (ii) of the date by which USEC will cease enrichment as a result of such failure provided for in the immediately preceding sentence, USEC and TVA shall agree upon a schedule to reduce all power takings under this Confirmation in a manner that ensures safe and reliable operation of the Paducah Facility while also reducing the amount of power taken under this Confirmation to zero within thirty (30) days after USEC’s notice; provided, however, that if EN terminates the Agreement due to a failure to reach agreement with TVA for the sale of enriched depleted uranium, SWU (as defined below) or enriched product, then the schedule shall, at USEC’s option, reduce the amount of power taken under this Confirmation to zero within ten (10) days. Such notice by USEC shall include a copy of the notice of termination delivered by EN to USEC or the notice of non-performance delivered by USEC to EN under the Agreement, as applicable.  In accordance with the intent of the Parties that USEC take all power requirements for the tails enrichment program from TVA but not be obligated to purchase any power not needed if USEC ceases enrichment of uranium at the Paducah facility, it is expressly recognized and agreed that USEC shall not be entitled under this paragraph to reduce its obligations under this Confirmation unless either (i) EN terminates the Agreement or (ii) a non-performance under the EN Agreement as described in the first sentence of this section results in USEC ceasing its enrichment operations.

If, during the term of this Confirmation, EN reduces or delays its delivery to USEC of the amounts of DU that EN is required to deliver to USEC under the Agreement and, as a result of such reduction or delay, the quantity and/or schedule of separative work units (“SWU”) to be supplied by USEC under the Agreement is adjusted, then in lieu of USEC ceasing to enrich uranium at the Paducah Facility as provided for under the immediately preceding paragraph, USEC may submit to TVA a proposed revised schedule of power takings under this Confirmation which reflects such reduced or delayed deliveries of DU.  The proposed revised schedule of power takings may include a reduction in section 1 monthly volumes and/or a reduction in section 1 monthly volumes with an equivalent increase in other section 1 months’ volumes.  USEC shall provide TVA with written certification of the adjustment in quantity and/or schedule of SWUs to be supplied by USEC.  The proposed revised schedule of power takings shall be subject to mutual agreement of the Parties.  Nothing in this paragraph shall limit USEC’s rights set forth in the first paragraph of this section 6.

Should the amounts of Additional Energy specified in section 1 of this Confirmation, as adjusted by section 4 above if applicable, be adjusted as a result of the actions taken under this section 6, then TVA shall be released of its obligation to sell, and USEC shall be released from its obligation to buy, any Additional Energy in excess of the reduced amounts determined in accordance with this section 6.  When a reduction in section 1 monthly volumes, as adjusted by section 4, if applicable, occurs under this section, pricing for remaining power shall be determined in accordance with the final paragraph of section 1 above as though such reduction was the result of an interruption or curtailment.  When a decrease in a month’s volumes occurs with an equivalent increase in another month’s volumes under this section, pricing for the month with the decreased volumes shall be determined in accordance with the final paragraph of section 1 above as though such reduction was the result of an interruption or curtailment.  For the month with equivalent increased volumes, the amounts of Additional Energy added at *****/MWh, plus FCA, at *****/MWh, and at *****/MWh shall be the same MWh amounts as reduced at the specified prices under the immediately preceding sentence; provided, however, that where the FCA is applied, the FCA for the month in which power is delivered shall apply.

7.
It is expressly recognized that for the purposes of any calculation of a Fuel Cost Adjustment (FCA) true-up (TUm), the Additional Energy amounts taken by USEC that are priced at *****/MWh, plus FCA, shall be treated as Baseline Energy. It is further recognized that FCA only applies to prices for which it is expressly applicable under the terms of this Confirmation.

8.
For purposes of billing, the methodology used in the Operating Procedures provided for under subsection 2.2(f) of the Power Contract to calculate Unscheduled Energy shall apply to the power taken under this Confirmation such that all such energy shall be treated as Baseline Energy for purposes of such calculation.  Further, a price of *****/MWh shall apply to any Excess Baseline Energy (as defined in the Operating Procedures) taken by USEC during any month of the Supply Period.

9.	It is expressly recognized that the performance assurance provisions of the Power Contract shall apply with respect to any payment obligations under this Confirmation.

10.
It is expressly understood and agreed by TVA that, notwithstanding the terms of Attachment 5 to the Power Contract, USEC shall be permitted to file this Confirmation as an exhibit to its public filings with the Securities and Exchange Commission with pricing information redacted and, where applicable, to disclose modifications to the schedule of power takings under any section of this Confirmation.

If the foregoing satisfactorily states the understanding between us, please have a duly authorized representative execute this Confirmation on behalf of USEC and return an executed copy to me.  This agreement shall, subject to execution of the Agreement by USEC and EN and delivery of the same (excluding proprietary information) to TVA, become effective as of the date accepted and agreed to by TVA below and shall remain in effect until all obligations of the Parties under this agreement have been fulfilled.

Accepted and agreed to as of the
15th day of May, 2012.

TENNESSEE VALLEY AUTHORITY

By  _/s/ Tom Kilgore___________________________
Tom Kilgore
President and Chief Executive Officer

Accepted and agreed to as of the
15th day of May, 2012.

UNITED STATES ENRICHMENT CORPORATION

By  ___/s/ Robert Van Namen____________________
Robert Van Namen
Senior Vice President - Uranium Enrichment